Exhibit (h)(10)

                            PREMIUM SHARING AGREEMENT


         THIS AGREEMENT is made as of 2nd day of November, 2006, on behalf of and among Weiss Treasury Only Money Market Fund, Weiss Capital Management, Inc. ("the "Adviser") and Weiss Capital Securities, Inc.. (the "Distributor") (sometimes collectively hereinafter referred to as "parties").

         WHEREAS, the Adviser acts as investment adviser to the Fund and may from time to time hereafter act in the same capacity with respect to other investment companies;

         WHEREAS, the Fund(s), the Adviser and Distributor have been, or will be, named as Assureds under (i) a joint insured fidelity bond to be issued by National Union Fire Insurance Company, Pittsburgh, PA (the "Bond"), and (ii) an errors and omissions policy to be issued by Twin City Fire Insurance Co., Indianapolis, IN (the "Policy");

         WHEREAS, the parties desire to establish (i) the criteria by which the premium for the Bond and the Policy shall be allocated among the parties, (ii) the basis on which additional parties may be added as named Assureds under the Bond and the Policy, and (iii) the criteria by which recoveries under the Bond shall be allocated among the parties;

         NOW, THEREFORE, it is agreed as follows:

         1. The Adviser shall pay 0% of the premium for the Bond and 60% of the premium for the Policy. From time to time, adjustments may be made to the percentage of the premium paid by Weiss by mutual agreement of the Adviser, the Distributor and the Fund(s). The Distributor shall pay 100% of the premium for the Bond and 40% of the premium for the Policy. From time to time, adjustments may be made to the percentage of the premium paid by the Distributor by mutual agreement of the Distributor, the Adviser and the Fund(s). Unless another allocation method is agreed to by all parties, each Fund shall pay a portion of the balance of the premium which shall be determined at a specified date which is the same for all Funds by calculating the proportion which the gross assets of such Fund on said date bear to the aggregate of the gross assets of all of the Funds on said date and applying said proportion to the balance of the premium. The portion of the premium for the Bond and the Policy payable as of January 5, 2005 and January 8, 2005, respectively, by the Adviser, the Distributor and each Fund, determined as of November , 2005, is set forth on
Schedule I attached hereto. From time to time, adjustments may be made by mutual agreement of the Funds to the portion of the balance of the premium theretofore paid by a Fund, based on a subsequent change or changes in the gross assets of one or more Fund, the addition or withdrawal of a Fund or Funds pursuant to this Agreement or other material events.

         2. If each of the insurers issuing a Bond or a Policy (the "Issuers") is willing, without additional premium, to add, as an Assured under the Bond and the Policy, any party which may be included in the Bond pursuant to Rule 17g-1(b) under the Investment Company Act of 1940, as amended (the "Act"), the Funds, the Adviser and the Distributor agree that such addition may be made provided (a) those Trustees of each of the Funds who are not "interested persons" of such Fund shall approve such addition, and (b) the party shall have executed and delivered to the Funds, the Adviser and the Distributor its written agreement to become a party hereto and to be bound by the terms of this Agreement.

         3. In the event that the claims of loss of two or more Assureds under the Bond are so related that the Insurer is entitled to assert that the claims must be aggregated, the following rules shall determine, as among the claimants, the priority of satisfaction of the claims under the Bond:

              A. The Adviser, if a claimant, shall receive no portion of the proceeds in respect of a claim under the Bond until each Fund claimant in respect of the same claim shall have received the lesser of (i) proceeds equal to the full amount of its claim, or (ii) the amount of a single insured bond which such Fund would have been required to carry by Rule 17g-1(d) under the Act for the calendar year in which the claim arose. When either condition shall have been fulfilled, Weiss may participate in the proceeds on the same basis as a Fund claimant.

              B. The Distributor, if a claimant, shall receive no portion of the proceeds in respect of a claim under the Bond until each Fund claimant in respect of the same claim shall have received the lesser of (i) proceeds equal to the full amount of its claim, or (ii) the amount of a single insured bond which such Fund would have been required to carry by Rule 17g-1(d) under the Act for the calendar year in which the claim arose. When either condition shall have been fulfilled, Weiss may participate in the proceeds on the same basis as a Fund claimant.

              C. Subject to the preceding subparagraphs A and B, proceeds in respect of a claim under the Bond or the Policy shall be applied to the unsatisfied claim (or portion thereof) of each party by calculating the proportion which the unsatisfied claim (or portion thereof) of each party bears to the total unsatisfied claims (or portions thereof) of all parties and applying said proportion to the remaining amount of insurance paid; provided, however, that each Fund claimant shall receive proceeds in an amount at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d) under the Act for the calendar year in which the claim arose.

         4. This Agreement shall become effective as of the date first above written, and shall remain in full force and effect with respect to the Bond during the effective period of the Bond as specified therein and with respect to the Policy during the effective period of the Policy as specified therein. Any party may withdraw from this Agreement, the Bond and the Policy upon sixty (60) days' written notice to each of the other parties and the Securities and Exchange Commission in accordance with Rule 17g-1 under the Act as then in effect or any successor rule. The withdrawing party shall be entitled to receive an amount equal to the portion of the share of the premium on the Bond and the Policy borne by the withdrawing party which is proportional to the unexpired term of the Bond and the Policy for which a premium has been paid.

         5. The obligations of the parties and of any other party that may be added pursuant to Section 2 under this Agreement, are not binding upon any of the Trustees, holders of shares of beneficial interest or holders of beneficial interest of any such trust individually, but bind only the respective trust estate of each.



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         IN WITNESS  WHEREOF  the  parties  have  caused  this  Agreement  to be executed by their officers hereunto duly authorized all as of the day and year first above written.


WEISS TREASURY ONLY MONEY MARKET FUND

                                                 By:___________________________
                                                     Name:
                                                     Title:

WEISS CAPITAL SECURITIES, INC..
                                                 By:___________________________
                                                     Name:
                                                     Title:


WEISS CAPITAL  MANAGEMENT, INC.                  By:___________________________
                                                     Name:
                                                     Title:




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                                   SCHEDULE I

                                                            Proportion
                                                                  of
         Name of Fund                                        Premiums
         ------------                                        --------


         Weiss Treasury Fund
         Weiss Treasury Only Money Market Fund                  100%